Exhibit 99.1
Summary of Stock Options Subject to Accelerated Vesting

	Aggregate number of shares	Weighted average
	issuable upon acceleration	exercise price
	of unvested stock options	per share

Chief Executive Officer	385,000	$5.89

Chief Financial Officer	230,000	$6.15

All other employees	524,199	$6.07

Total (1)	1,139,199	$6.03
(1) The accelerated stock options represent approximately 26% of the Company’s currently outstanding stock options.

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